Filed pursuant to Rule 433

Registration Statement No. 333-233776

Issuer Free Writing Prospectus dated May 16, 2022

Relating to Preliminary Prospectus Supplement dated May 16, 2022

$3,000,000,000

Pricing Term Sheet

$500,000,000 3.900% Notes due 2027 (the “2027 Notes”)

$1,000,000,000 4.400% Notes due 2032 (the “2032 Notes”)

$1,000,000,000 5.050% Notes due 2052 (the “2052 Notes”)

$500,000,000 5.250% Notes due 2062 (the “2062 Notes”)

Issuer:	PayPal Holdings, Inc. (the “Company”)

Trade Date:	May 16, 2022

Settlement Date:	May 23, 2022 (T+5)*

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Anticipated Ratings:	A3 (Moody’s Investors Service, Inc.) A- (Standard & Poor’s Ratings Services) A- (Fitch, Inc.)

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Academy Securities, Inc.

Independence Point Securities LLC

nabSecurities, LLC

R. Seelaus & Co., LLC

RBC Capital Markets, LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank**

Security:	Senior unsecured notes

Principal Amount:	$500,000,000 of 2027 Notes $1,000,000,000 of 2032 Notes $1,000,000,000 of 2052 Notes $500,000,000 of 2062 Notes

Maturity Date:	June 1, 2027 for the 2027 Notes June 1, 2032 for the 2032 Notes June 1, 2052 for the 2052 Notes June 1, 2062 for the 2062 Notes

Coupon (Interest Rate):	3.900% per annum for the 2027 Notes 4.400% per annum for the 2032 Notes 5.050% per annum for the 2052 Notes 5.250% per annum for the 2062 Notes

Interest Payment Dates:	Semi-annually each June 1 and December 1, commencing December 1, 2022 for the 2027 Notes, the 2032 Notes, the 2052 Notes and the 2062 Notes

Day Count Convention:	30/360

Price to Public:	99.873% for the 2027 Notes 99.654% for the 2032 Notes 99.677% for the 2052 Notes 99.650% for the 2062 Notes

Benchmark Treasury:	2.750% due April 30, 2027 for the 2027 Notes 2.875% due May 15, 2032 for the 2032 Notes 2.250% due February 15, 2052 for the 2052 Notes 2.250% due February 15, 2052 for the 2062 Notes

Benchmark Treasury Price/Yield:	99.20+ / 2.828% for the 2027 Notes 99.27 / 2.893% for the 2032 Notes 83.06+ / 3.121% for the 2052 Notes 83.06+ / 3.121% for the 2062 Notes

Spread to Benchmark Treasury:	110 basis points for the 2027 Notes 155 basis points for the 2032 Notes 195 basis points for the 2052 Notes 215 basis points for the 2062 Notes

Yield to Maturity:	3.928% for the 2027 Notes 4.443% for the 2032 Notes 5.071% for the 2052 Notes 5.271% for the 2062 Notes

Make-Whole Call:

2027 Notes: At any time prior to May 1, 2027, at a discount rate of Treasury plus 20 basis points

2032 Notes: At any time prior to March 1, 2032, at a discount rate of Treasury plus 25 basis points

2052 Notes: At any time prior to December 1, 2051, at a discount rate of Treasury plus 30 basis points

2062 Notes: At any time prior to December 1, 2061, at a discount rate of Treasury plus 35 basis points

Par Call:

At any time on and after May 1, 2027 (one month prior to the maturity date of the 2027 Notes)

At any time on and after March 1, 2032 (three months prior to the maturity date of the 2032 Notes)

At any time on and after December 1, 2051 (six months prior to the maturity date of the 2052 Notes)

At any time on and after December 1, 2061 (six months prior to the maturity date of the 2062 Notes)

CUSIP/ISIN:	70450Y AK9 / US70450YAK91 for the 2027 Notes 70450Y AL7 / US70450YAL74 for the 2032 Notes 70450Y AM5 / US70450YAM57 for the 2052 Notes 70450Y AN3 / US70450YAN31 for the 2062 Notes

Net Proceeds Before Expenses:	$499,365,000 for the 2027 Notes $996,540,000 for the 2032 Notes $996,770,000 for the 2052 Notes $498,250,000 for the 2062 Notes

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding the settlement date should consult their own advisors.

**	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: BofA Securities, Inc. at 1-(800) 294-1322; Goldman Sachs & Co. LLC at 1-866-471-2526; or Morgan Stanley & Co. LLC collect at 1-866-718-1649.

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